Multiband Announces Record 2008 Third Quarter Results

Revenue Increases 337%; Company Earns $0.09 Per Share vs. Loss of $0.50 in Year Earlier Period; EBITDA improves to $2.2Million;

MINNEAPOLIS --(Business Wire)-- Multiband Corporation, (NASDAQ:MBND), the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, announced today 2008 third quarter financial results for the period ended September 30, 2008. The Company had record revenues of $12,340,659, an increase of 337.7% compared to $3,653,600 for the quarter ended September 30, 2007. Revenues increased as a result of strong organic growth and the acquisition of Michigan MicroTech, Inc. (MMT). Multiband’s MDU and MCS operating business segments posted improved operating results versus the prior year period. Multiband’s HSP business segment also performed strongly although there is no prior year comparative since the segment began in 2008. The Company generated record net income of $910,664, compared to a net loss of $(1,918,344) in the third quarter of 2007. The Company reported record net income to common stockholders of $846,649, or $0.09 per share, compared to a net loss to common stockholders of $(3,711,641), or $(0.50) per share in the year earlier period. The net income to common stockholders includes primarily non-cash dividend expense on preferred stock of $64,014 and $1,793,297 for the 2008 and 2007 third quarters respectfully. The 2008 third quarter represented the Company’s second consecutive quarter of net income.

EBITDA, a non-GAAP measure, was $2,179,579 for the 2008 third quarter, an improvement of nearly$2.6million compared to the 2007 third quarter. EBITDA for the 2008 second quarter was $1,656,699. Multiband also recognized management consulting income of $1,446,938 in connection with providing management services to DirecTECH Holding Company’s operations. Multiband expects to receive these types of fees, on a quarterly basis, until the Company completes the acquisition of the stock of 80% of the DTHC operating entities, scheduled for early January, 2009.

Selling, general and administrative expenses were $2,757,319 or 22.3% of revenue, compared to $2,360,254 in the prior year's quarter, or 64.4% of revenue for the similar period a year ago. Depreciation and amortization for the 2008 third quarter was $846,317 compared to $770,215 in the year ago period.

"This quarter’s record results reflect, in part, the growing trend of consumers increasingly staying at home due to economic conditions which has driven increases in subscribers, and our ability to seamlessly integrate the operations of MMT and organically grow high margin revenue without a corresponding increase in operating expenses,said James L. Mandel, CEO of Multiband. "Our improved financial results demonstrate the benefits of the MMT acquisition and the synergies between the companies that have resulted in strong organic revenue growth and improved margins, while reducing operating expenses. . We believe the challenging economic environment will continue to drive consumers to seek cost-effective alternatives that companies offering in-home entertainment provide. Looking ahead, work order activity reached its year to date high in October, continuing the trend we have witnessed throughout the first 3 quarters.  Nearly all other aspects of operations are experiencing strong organic growth as well.

We look forward to completing the acquisition of the balance of DTHC’s operating entities, as the transaction as recently restructured, should be accretive and should create powerful synergies for future growth."

Revenues for the nine month period ended September 30, 2008 increased 241.3% to $28,860,595 from $11,960,281 for the same period in 2007. This overall increase in revenues is primarily due to organic growth and the purchase of MMT in March 2008. Revenue was adversely impacted by the sale of approximately 13,000 subscribers which occurred throughout the first six months of 2007 in efforts to strategically sell unprofitable owned assets.

EBITDA, a non-GAAP measure, was $4.118 million for the first nine months of 2008, an improvement of $4.224 million compared to the first nine months of fiscal 2007 when the Company had negative EBITDA of $106,000. Income from operations was $388,770 during the first nine months of 2008, compared to a loss of $(4,307,815) during the first three quarters of 2007. Net loss attributable to common stockholders, including non-cash preferred stock dividends of $4,048,696, was $(3,945,990) or $(0.43) per share, compared to a net loss, including preferred stock dividends of $2,153,698, of $(6,714,416) or $(0.94)in the same period one year earlier.

On November 10, 2008, Multiband announced that it had restructured its previously announced transaction under which it had agreed to merge with DTHC. Under the revised agreement, which now takes the form of a Stock Purchase Agreement, Multiband will now acquire 80% of the issued and outstanding shares of common stock of all DTHC operating subsidiaries (except for MMT of which Multiband previously purchased 51% of the MMT stock in January and early February, 2008, and of which Multiband would now purchase an additional 29% of the MMT stock), for $33.9 million. The closing on the 80% portion of the acquisition is expected to occur on or about January 1, 2009, and the closing on the balance of the acquisition is anticipated to occur on or before December 31, 2009. Upon closing of the initial portion of the acquisition, Multiband will consolidate the operating results of all of the former DTHC subsidiaries with its operating results. Under the terms of the original 2007 Merger agreement between Multiband and DTHC, DTHC’s stockholders would have owned approximately 77% of the combined company.

The consideration for the acquisition will include a $1 million payment at closing and the issuance of a four-year $32.9 million Note, which has an interest rate of 8.25% per annum. The note is subject to adjustment at closing based on ongoing intercompany transactions between the DirecTECH Holding Co. and its operating subsidiaries. Multiband shall purchase the remaining 20% of the issued and outstanding shares of common stock of all DTHC operating subsidiaries by December 31, 2009, subject to obtaining Multiband shareholder approval. The consideration for the 20% purchase will be $10 million worth of Multiband Series J Preferred Stock, whose issuance will require Multiband shareholder approval.

The Company will hold a conference call today to discuss the results. The conference call will take place at 12:00 p.m. eastern time. Interested parties should dial (866) 881-1333 and use passcode 1306813. There will be a playback available as well. To listen to the playback, please call (866) 837-8032 and use passcode 1306813.
NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multiband.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

Contact: Gary Nash, CEOcast, Inc. for Multiband Corporation at (212) 732-4300

Multiband EBITDA for the fiscal quarter ending on 9-30-2008 and 2007

	Three Months ended 9/30/2008	Three Months ended 9/30/2007	Nine months ended 9/30/07	Nine months ended 9/30/08

Net Income (Quarter)	$910,663	$(1,918,344)	$(4,560,718)	$102,706

Non Operating
Gains/Losses (including stock related expense, provisions for reserves and other accrued non-cash expense)	$(167,851)	$615,447	$1,140,586	$209,275

Adjusted Net Income	$742,812	$(1,302,897)	$(3,420,132)	$311,981
(Sum of (i)minus (ii)

Interest Expense	$300,826	$108,847	$430,264	$514,485

Depreciation and Amortization also includes Impairment	$846,317	$770,215	$2,814,981	$2,528,531

Federal, State, and Local Income and Excise Taxes	$289,624	$6,070	$68,975	$763,209

EBITDA	$2,179,579	$(417,765)	$(105,912)	$4,118,206